Exhibit 99.1

Medifast, Inc. Announces Fourth Quarter and Full Year 2015 Financial Results

Full Year 2015 Earnings per Diluted Share from Continuing Operations in-line with Company Guidance

Company Introduces First Quarter and Fiscal Year 2016 Guidance

OWINGS MILLS, Md., March 10, 2016 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven weight-loss and healthy living products and programs, today reported financial results for the fourth quarter and full year ended December 31, 2015.

“We made significant progress in 2015 and are pleased with our continued ability to generate leverage across our business model and effectively manage our expenses to deliver earnings in-line with our annual guidance,” said Michael C. MacDonald, Medifast Chairman and Chief Executive Officer. “Take Shape For Life, our largest business segment, reached a key milestone with positive sales growth in the fourth quarter, and this demonstrates our team’s successful execution of our key initiatives. We entered 2016 with solid momentum and have a strong foundation for future growth and shareholder value creation.”

Fourth Quarter 2015 Results

Results from Continuing Operations

Income from continuing operations was $3.9 million, or $0.33 per diluted share, based on approximately 11.9 million shares outstanding. Fourth quarter 2014 income from continuing operations, net of tax, was $2.6 million, or $0.21 per diluted share, based on approximately 12.2 million shares outstanding. Fourth quarter 2014 adjusted income from continuing operations was $4.6 million, or $0.38 per diluted share. Fourth quarter 2014 adjusted income from continuing operations excludes a $1.3 million accrual for a franchise loan default guaranteed by Medifast and $0.7 million in extraordinary legal and advisory expenses resulting from 13D filings.

For the fourth quarter, Medifast net revenue from continuing operations decreased 2% to $61.3 million from net revenue of $62.3 million in the fourth quarter of 2014.

Revenue in our direct sales business unit, Take Shape For Life, was up 5% to $48.0 million in the fourth quarter of 2015 as compared to $45.7 million in the fourth quarter of the prior year. This is the fourth straight quarterly improvement in the year-over-year trend and the first time that Take Shape For Life had positive year-over-year revenue growth since the third quarter of 2013.

The total number of active earning Health Coaches in the fourth quarter was 11,900 as compared to 11,700 in the fourth quarter of 2014. The average revenue per active earning Health Coach for the quarter was $4,039 as compared to $3,896 in fourth quarter of 2014.

The Company's Medifast Direct business unit revenue decreased 18% to $9.3 million, compared to $11.4 million in the fourth quarter of 2014.  Revenue decreased year-over-year as new customer acquisition continues to be challenging. Advertising in the quarter increased to $2.6 million from $1.0 million in the fourth quarter of 2014. Sales and marketing spend in 2014 was unusually low.

Revenue in the Franchise Medifast Weight Control Centers business unit decreased modestly to $3.7 million from $3.8 million in the fourth quarter of last year. The decrease in revenue was primarily driven by fewer franchise centers in operation during the period. The Company ended the quarter with 61 franchise centers in operation compared to 73 centers at the end of the same period last year.

In the fourth quarter, the Wholesale business unit revenue decreased to $0.3 million, compared to $1.4 million in the same period last year. This decrease was fueled by the loss of certain accounts resulting from Medifast enforcement of business partner compliance requirements.

Gross profit for the fourth quarter of 2015 was $45.2 million, compared to $45.0 million in the fourth quarter of 2014. The Company's gross profit as a percentage of net revenue increased 160 basis points to 73.8% from 72.2% in the fourth quarter of 2014, driven primarily by a price increase along with improved manufacturing efficiencies.

Selling, general and administrative expenses (“SG&A”) decreased $1.1 million to $39.7 million compared to $40.8 million in the fourth quarter of 2014. Excluding a $2.0 million charge for a franchise loan default guaranteed by Medifast and $1.0 million in extraordinary legal and advisory expenses resulting from 13D filings, fourth quarter 2014 adjusted SG&A was $37.8 million or 60.7% of sales.

Sales and marketing expense increased $2.2 million in the fourth quarter of 2015 compared to the fourth quarter of 2014.

The fourth quarter 2015 effective tax rate was 34.3% compared to 37.9% in the fourth quarter of 2014. This decrease was due to our inability to utilize certain tax deductions in the fourth quarter of 2014.

Fiscal 2015 Results

Results from Continuing Operations

For the fiscal year ended December 31, 2015, Medifast net revenue was $272.8 million as compared to net revenue of $285.3 million in 2014. Take Shape For Life accounted for approximately 74.1% of net revenue, Medifast Direct accounted for 17.8%, Medifast Franchise Weight Control Centers accounted for 6.3%, and Medifast Wholesale Physicians business unit accounted for 1.8% of total revenue.

Income from continuing operations for 2015 decreased $1.5 million to $19.6 million, or $1.62 per diluted share based on approximately 12.1 million shares, compared to $21.0 million, or $1.65 per diluted share for the comparable period last year based on approximately 12.8 million shares outstanding. Excluding the extraordinary legal and advisory expenses resulting from 13D filers in 2015 and 2014 and the accrued franchise loan obligation in 2014, adjusted income from continuing operations would have been $20.9 million or $1.73 per share in 2015 and $24.1 million, or $1.89 per share in 2014.

Discontinued Operations

As previously disclosed, the Company exited the Medifast Weight Control Center corporate model with the sale of 41 centers to existing franchise partners and the closure of the remaining 34 corporate centers. For fiscal 2015, corporate-owned Medifast Weight Control Centers had income from discontinued operations, net of tax, of $0.5 million.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $88.6 million and working capital of approximately $64.5 million as of December 31, 2015.  Cash, cash equivalents, and investment securities increased $14.5 million to $67.1 million compared to $52.6 million at December 31, 2014.

The Company did not repurchase any shares during the fourth quarter of 2015. For the full year ended December 31, 2015 the Company repurchased 364,341 shares of common stock and currently has approximately 850,000 shares remaining on its repurchase authorization as of the end of 2015. The Company remains free of interest bearing debt.

Outlook

The Company expects first quarter 2016 net revenue from continuing operations to be in the range of approximately $68.0 million to $71.0 million and adjusted earnings per diluted share from continuing operations in the range of $0.30 to $0.33 per diluted share. The first quarter guidance excludes $1.4 million of anticipated restructuring costs associated with separation agreements for several senior executives. The Company expects annual savings associated with the restructuring, excluding the current year restructuring costs above, to be approximately $2.3 million.

For fiscal year 2016, the Company expects revenue from continuing operations to be in the range of $273.0 million to $280.0 million and earnings per diluted share from continuing operations in the range of $1.73 to $1.78 per diluted share. The fiscal year 2016 guidance assumes a 33% to 34% effective tax rate.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on March 10, 2016. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastNow.com, and will be archived online through March 24, 2016. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 7:30 p.m. ET, March 10, 2016, through March 24, 2016. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10081157.

About Medifast

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven provider of weight-loss and healthy living products and programs. Medifast aims to help customers lead a healthier lifestyle through a holistic approach to weight-loss and weight management, nutrition education and fitness. Medifast’s proven results are based on the use of structured meal plans featuring Medifast Meals, which are nutritionally designed to assist customers with successful weight-loss and weight management. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape For Life® personal coaching division, 3) Medifast Weight Control Centers®, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.

Katie Turner

(646) 277-1228

MEDIFAST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2015 and 2014

	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$42,037,000	$24,459,000
Accounts receivable-net of allowance for sales returns and doubtful accounts
of $417,000 and $354,000	1,633,000	1,650,000
Inventory	13,335,000	15,735,000
Investment securities	25,072,000	28,185,000
Income taxes, prepaid	1,549,000	5,099,000
Prepaid expenses and other current assets	2,886,000	2,875,000
Deferred tax assets	1,208,000	3,727,000
Current assets of discontinued operations	353,000	184,000
Total current assets	88,073,000	81,914,000

Property, plant and equipment - net	29,029,000	33,477,000
Other assets	205,000	497,000
Long-term assets of discontinued operations	19,000	22,000

TOTAL ASSETS	$117,326,000	$115,910,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$22,504,000	$21,854,000
Current maturities of capital leases	219,000	232,000
Current liabilities of discontinued operations	841,000	4,858,000
Total current liabilities	23,564,000	26,944,000

Other liabilities:
Capital leases, net of current portion	-	242,000
Deferred tax liabilities	4,890,000	5,492,000
Long-term liabilities of discontinued operations	288,000	2,756,000
Total liabilities	28,742,000	35,434,000

Stockholders' Equity:
Common stock; par value $.001 per share; 20,000,000 shares authorized;
12,013,952 and 12,365,690 issued
11,796,774 and 12,075,764 issued and outstanding	12,000	12,000
Additional paid-in capital	-	1,132,000
Accumulated other comprehensive income/(loss)	(62,000)	435,000
Retained earnings	88,634,000	78,897,000
Total stockholders' equity	88,584,000	80,476,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$117,326,000	$115,910,000

MEDIFAST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014

Revenue	$61,312,000	$62,303,000	$272,773,000	$285,285,000
Cost of sales	16,094,000	17,328,000	71,458,000	76,078,000
Gross Profit	45,218,000	44,975,000	201,315,000	209,207,000

Selling, general, and administrative	39,684,000	40,790,000	172,631,000	178,961,000

Income from operations	5,534,000	4,185,000	28,684,000	30,246,000

Other income
Interest and dividend income, net	211,000	261,000	661,000	716,000
Other income	197,000	(285,000)	326,000	731,000
	408,000	(24,000)	987,000	1,447,000

Income from continuing operations before income taxes	5,942,000	4,161,000	29,671,000	31,693,000
Provision for income taxes	2,040,000	1,577,000	10,104,000	10,664,000

Income from continuing operations	3,902,000	2,584,000	19,567,000	21,029,000
Income (loss) from discontinued operations, net of tax	(42,000)	(5,945,000)	491,000	(7,848,000)
Net income	$3,860,000	$(3,361,000)	$20,058,000	$13,181,000

Basic earnings per share
Earnings per share from continuing operations	$0.33	$0.21	$1.64	$1.66
Earnings (Loss) per share from discontinued operations	$-	$(0.49)	$0.04	$(0.62)
Earnings per share	$0.33	$(0.28)	$1.68	$1.04

Diluted earnings per share
Earnings per share from continuing operations	$0.33	$0.21	$1.62	$1.65
Earnings (Loss) per share from discontinued operations	$-	$(0.49)	$0.04	$(0.62)
Earnings per share	$0.33	$(0.28)	$1.66	$1.03

Weighted average shares outstanding -
Basic	11,765,898	12,044,069	11,959,252	12,670,387
Diluted	11,902,607	12,173,267	12,070,730	12,778,277

Cash dividends declared per share	$0.25	$-	$0.25	$-

MEDIFAST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014

Income from operations	$5,534,000	$4,185,000	$28,684,000	$30,246,000
Adjustments
Franchise loan guarantee accrual	-	1,980,000	-	1,980,000
Legal expenses- 13D	-	1,017,000	2,084,000	2,597,000
Adjusted Income from operations	$5,534,000	$7,182,000	$30,768,000	$34,823,000

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014

Income from continuing operations	$3,902,000	$2,584,000	$19,567,000	$21,029,000
Adjustments
Franchise loan guarantee accrual	-	1,332,000	-	1,342,000
Legal expenses- 13D	-	684,000	1,374,000	1,761,000
Adjusted income from continuing operations	$3,902,000	$4,600,000	$20,941,000	$24,132,000
Loss on discontinued operations, net of tax	(42,000)	(5,945,000)	491,000	(7,848,000)
Adjusted Net Income	$3,860,000	$(1,345,000)	$21,432,000	$16,284,000

Diluted earnings per share from continuing operations	$0.33	$0.21	$1.62	$1.65
Impact for adjustments	-	0.17	0.11	0.24
Adjusted diluted earnings per share continuing operations	$0.33	$0.38	$1.73	$1.89
Diluted Loss per share from discontinued operations	$-	$(0.49)	$0.04	$(0.62)
Adjusted diluted earnings per share	$0.33	$(0.11)	$1.77	$1.27